EXHIBIT 10.4

PROMOTION AGREEMENT

THIS PROMOTION AGREEMENT (this "Agreement") is entered into and is effective as of September 17, 2001 (the "Effective Date") by and between Raven Moon Entertainment, Inc., a Florida corporation with principal offices at 120 International Parkway, Suite 220, Heathrow, FL 32746 ("Company") and Big Apple Consulting U.S.A., Inc., a Delaware corporation, with principal offices at 2234 East Semoran Boulevard, Apopka, FL 32703 ("Promoter").

                                    RECITALS:

     A. Promoter operates a website that individuals can access to learn more about companies they may not otherwise be exposed to.

     B. In addition, Promoter maintains an extensive database of brokers representing investors interested in owning stock in companies such as the Company and employs a stock profiler team which regularly communicates with such brokers.

     C. Company wishes to disseminate PR information about itself through Promoter's efforts in the brokerage community in order to gain as much exposure as possible for Company.

                                     TERMS:

     NOW THEREFORE, for and in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties agree as follows:

1.00 SERVICES TO BE PERFORMED BY PROMOTER

     1.01. Promoter shall access its database of brokers and shall utilize a profiler team (comparable in size and capability to that currently employed by Promoter) in order to contact brokers interested in recommending Company to their investor clients.

     1.02. Promoter shall diligently market and promote Company to brokers and other investors, advisors, counselors, trustees, agents and other individuals and entities whom Promoter is legally permitted to contact (including with the proper disclosures and disclaimers) and shall introduce Company and its principals to Promoter's current and future network of brokerage firms and market makers.

     1.03. Promoter shall provide investor lead management services normal and customary in the industry.

     1.04. Promoter shall organize, initiate, manage and facilitate broker/investor conference telephone calls and other in person presentations mutually agreeable to Company and Promoter. Expenses for broker/investor conference calls and other presentations are to be paid by the company, and must be pre-approved.

     1.05. Promoter shall review and monitor Company's stockholder base and all transfer agent and DTC reports and shall analyze, present to and discuss with Company the results and implications of such reports.

     1.06. Promoter shall provide to Company each week a report summarizing all shares acquired through promoter's efforts and detailing any investor contact information that has been gathered during the immediately preceding week.

2.00 TERMS & FEES

     2.01. The term of this Agreement shall commence on the Effective Date and shall expire six (6) months thereafter. However, the Company shall have the exclusive right to terminate this Agreement anytime after 90 days by giving a thirty day written notice, if the Average Closing Share Bid Price (ACSBP) is less than $0.02 per share provided that the SB-2 is filed by November 30, 2001 and section 4.01 is adhered to. If termination occurs, the Promoter agrees to transfer any and all shares back to the Company within seven (7) days of termination based on 3,000,000 shares per month from the date of termination.

     2.02. As compensation for Promoter's services required hereunder, Promoter shall be entitled to receive:

           Promoter will accept 22,500,000 restricted shares of Raven Moon International, Inc. common stock as payment in full for six (6) months of services. Promoter shall have "piggyback" rights on all shares to be issued under this agreement for a planned SB2 filing on or about September 30th, 2001. If Client fails to complete the filing by November 30th, 2001, then the Client agrees to pay Promoter either $90,000 cash or 9,000,000 free trading shares provided that the Promoter completes (6) six months of services.

3.00 PERFORMANCE BONUS

In addition to the compensation provided for in Section 2.02 above, throughout the term of this Agreement, Promoter shall be eligible to receive a bonus in the form of callable warrants based on its performance in the 90 day period beginning on the Effective Date and in each 909 day period thereafter (each, a "Bonus Period"). Promoter's eligibility to receive warrants, if any, shall be based on the Average Closing Share Big Price (the "ACSBP") for the twenty-one
(21) trading days ending on the last day of each Bonus Period. The number of warrants, if any, to be issued to Promoter for a Bonus Period shall be determined as follows:

     If the ACSBP equals or exceeds:  Promoter shall receive:  Exercisable at:
     -------------------------------  -----------------------  ---------------

     $0.01 per share                  1,000,000                $0.006 per share
     $0.02 per share                  1,000,000                $0.01 per share
     $0.05 per share                  1,000,000                $0.02 per share

Once Promoter has received a bonus for a particular ACSBP, it shall not be eligible to receive additional bonuses for the same ACSBP (i.e., Promoter will only receive bonuses for continuously rising ACSBPs). For example, if the ACSBP for the first Bonus Period is $0.01 per share and Promoter received the corresponding bonus, then, if the ACSBP remains at $0.01 per share in the second Bonus Period or decreases in the second Bonus Period then increases back to $0.01 per share in the third Bonus Period, Promoter will not receive an additional bonus for ACSBPs at the $0.01 threshold. However, if the ACSBP for a given Bonus Period is greater than multiple thresholds for which Promoter has not already received a bonus, Promoter shall be entitled to receive the bonus warrants for each threshold achieved. For example, if the ACSBP for the first Bonus Period is $0.05 per share, then Promoter will be entitled to receive a total of 3,000,000 warrants (1,000,000 for the $0.01 threshold, plus 1,000,000 warrants for the $0.02 threshold, and 1,000,000 for the $0.05 threshold).

All warrants shall be exercisable for a period of one (1) year from the date of their issuance. All warrants shall be callable by Company (e.g. Company may require exercise of the warrants) upon fifteen (15) days' written notice by Company to Promoter, provided that either (i) the ACSBP exceeds the exercise price for more than fifteen (15) days after issuance of the warrants or (ii) the warrants are then registered with the Securities and Exchange Commission.

4.00 NOTICE

     All notices must be in writing and sent to the appropriate address listed above or to such other address as either party may request in accordance with this Section 4.00, by certified mail, return receipt requested, or by reputable overnight courier service. Notice shall be deemed given as of the date of deposit with the United States Postal Service (in the case of certified mail) or the reputable overnight courier.

     4.01. The company must notify the promoter verbally no later than (10) ten days after new shares are added to the company's outstanding share total; including notifying the promoter if any new shares are being added to the company's float. Officers of the company must notify the promoter of any transactions regarding the company's security.

5.00 MISCELLANEOUS

     5.01. Further Assurance. Each of the parties shall hereafter execute all documents and do all acts reasonably necessary to effect the provisions of this Agreement.

     5.02. Successors. The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees, and indemnities of each of the parties to this Agreement.

     5.03. Governing Law. This Agreement and the interpretation and enforcement of the terms of this Agreement shall be governed under and subject to the laws of the State of Florida.

     5.04. Jurisdiction. This agreement shall be deemed executed in the State of Florida and shall be construed under the laws of Florida. Jurisdiction for court action, court and authorities in the State of Florida or the Federal Middle District Court having venue for the State of Florida shall have jurisdiction over all controversies that may arise with respect to this agreement. The parties hereby waive any other venue to which they might be entitled by virtue of domicile or otherwise.

     5.05. Integration. This Agreement, after full execution, acknowledgement and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten. Each of the parties to this Agreement acknowledges that no other party, nor any agent or attorney for any other party has made any promises, representations, or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited hereinabove.

     5.06. Attorneys Fees. In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other parties to the dispute.

     5.07. Context. Wherever the context so requires, the singular number shall include the plural and the plural shall include the singular.

     5.08. Captions. The captions by which the sections and subjections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation.

     5.09. Severance. If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

     5.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and, when taken together shall constitute one and the same instrument.

     5.11. Expenses Associated With This Agreement. Except as permitted under
Section 5.06 above, each of the parties hereto agrees to bear its own travel costs, attorney's fees and related expenses associated with this Agreement.

     5.12. Arbitration. It is agreed by the parties that disputes arising out of the execution or interpretation of this Agreement shall be arbitrated under the rules of the American Arbitration Association. If legal action is taken to enforce this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees, interest, if applicable, plus arbitration cost for the expense of collection or defense of the action at the discretion of the arbitrator(s).

     5.13. Assignment. The Promoter shall not have the right to assign or delegate this Agreement or any rights or obligations created hereby unless approved in writing by the Company.

     5.14. Authority to Bind. A responsible officer of each party has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of that party to execute it.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                                            COMPANY:

                                            Raven Moon Entertainment, Inc.,
                                            a Florida corporation


                                            By:  /s/  Joey DiFrancesco
                                               --------------------------------
                                                      Joey DiFrancesco, CEO

                                            PROMOTER:

                                            BIG APPLE CONSULTING U.S.A., INC.,
                                            a Delaware corporation


                                            By:  /s/  Marc Jablon
                                               --------------------------------
                                                      Marc Jablon, President